Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made by and between AVON PRODUCTS, INC., a New York corporation (the “Corporation”), and ANDREA JUNG (the “Executive”), dated as of this 5th day of December, 2008 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Corporation pursuant to an employment agreement dated as of December 11, 1997 (the “Existing Agreement”); and

WHEREAS, in order to comply with Section 409A of the Code (“Section 409A”), the parties hereto wish to amend and supersede the Existing Agreement in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive do hereby agree as follows:

1. Employment. The Corporation shall continue to employ the Executive and the Executive agrees to continue to serve as an executive of the Corporation, in such capacities and upon such conditions as are hereinafter set forth.

2. Term. The Executive shall be considered an at-will employee and her employment may be terminated by either party subject to the obligations of the parties upon such termination as may be set forth hereinafter.

3. Position and Duties.

(a) Position. The Executive shall continue to serve as Chief Executive Officer.

(b) Business Time. The Executive agrees to devote her full business time during normal business hours to the business and affairs of the Corporation and to use her best efforts to perform faithfully and efficiently the responsibilities assigned to her hereunder, to the extent necessary to discharge such responsibilities. The Executive’s continuing to serve on any boards and committees on which she is serving or with which she is otherwise associated immediately preceding the Effective Date, or her service on any other boards and committees of which the Corporation has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive’s services to the Corporation.

4. Compensation. The Executive shall be entitled to the following compensation for as long as the Executive remains an employee of the Corporation:

(a) Base Salary. The Executive shall receive a base salary (the “Base Salary”) payable in equal bi-weekly installments at an annual rate of $1,375,000, which was the Base

Salary in effect immediately prior to the Effective Date. The Corporation shall review the Base Salary periodically and in light of such review may increase (but not decrease) the Base Salary taking into account any change in the Executive’s responsibilities, increases in compensation of other senior executives of the Corporation, performance of the Executive and other pertinent factors, and such adjusted Base Salary shall then constitute the “Base Salary” for purposes of this Agreement. Neither the Base Salary nor any increase in Base Salary after the date hereof shall serve to limit or reduce any other obligation of the Corporation hereunder.

(b) Annual Bonus.

(i) In General. For each fiscal year of the Corporation during which she is employed by the Corporation the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) under the Corporation’s Executive Incentive Plan or successor annual incentive award plan. Such Annual Bonus shall be determined on the basis of an annual target bonus opportunity of at least sixty percent (60%) of the Base Salary paid the Executive with respect to such fiscal year, which annual target bonus opportunity may be increased but not decreased except for annual reductions of up to ten percent (10%) that apply to all officers of the Corporation. Each Annual Bonus (or portion thereof) shall be paid in cash in accordance with the Corporation’s Executive Incentive Plan or successor plan in the year next following the year for which the Annual Bonus (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Corporation may make available to the Executive.

(ii) Change of Control. Notwithstanding the foregoing, the Annual Bonus awarded to the Executive for each fiscal year of the Corporation ending during the period commencing on the Change of Control Date and ending on the third anniversary thereof or during the pendency of a Potential Change of Control shall not be less than the largest bonus earned by or awarded to the Executive for any of the three fiscal years of the Corporation ending before such Potential Change of Control or Change of Control Date, as applicable, or for the fiscal year in which such Potential Change of Control or Change of Control Date occurs. For a fiscal year of the Corporation that commences but does not end before the third anniversary of a Change of Control Date, the Annual Bonus earned by or awarded to the Executive for that portion of such fiscal year shall not be less than a ratable portion (based on the total days elapsed in that fiscal year) of the Annual Bonus that would have been payable to the Executive had that entire fiscal year ended before the third anniversary of a Change of Control Date.

(c) Incentive and Savings Plans; Retirement and Death Benefit Programs. The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity-based compensation plans, and in all employee retirement, executive retirement and executive death benefit plans (including the SERP and SLIP) on a basis no less favorable than that basis generally available to other senior executives of the Corporation who become an elected or appointed officer of the Corporation on or after the date on which the Executive first became an elected or appointed officer of the Corporation. As of the Effective Date, the Executive is entitled to a death benefit under the SLIP of $750,000. As of the Effective Date, the Executive will have accumulated fourteen (14) years of Creditable Service under the SERP.

(d) Other Benefit Plans. The Executive, her spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, accidental death, and travel accident insurance plans and programs of the Corporation at the most favorable level of participation and providing the highest levels of benefits generally available under such plans and programs.

(e) Other Perquisites. The Executive shall also be entitled to:

(i) prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation providing the highest level of reimbursement on the least restrictive basis available under such policies and procedures;

(ii) paid vacation and fringe benefits in accordance with the most favorable policies of the Corporation; and

(iii) all forms of perquisite benefits made available to senior officers of the Corporation.

(f) Effect of Change of Control on Benefit Plans and Other Perquisites. Without limiting the generality of Sections 4(c), 4(d) and 4(e) hereof, during the pendency of a Potential Change of Control or during the period commencing on a Change of Control Date and ending on the third anniversary thereof, the benefits provided for in such Sections may not be diminished from the highest level previously provided or available to the Executive immediately prior to the Potential Change of Control or within the ninety-day period prior to the Change of Control Date, as applicable.

5. Termination.

(a) Disability. The Corporation may terminate the Executive’s employment after having established the Executive’s Disability, by giving to the Executive written notice of its intention to terminate her employment, and her employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if the Executive shall fail to return to full-time performance of her duties within ninety (90) days after such receipt. Notwithstanding the foregoing, in the event that, as a result of an absence because of mental or physical incapacity, the Executive incurs an earlier “separation from service” within the meaning of Section 409A, the Executive shall on such date automatically be terminated from employment as a Disability termination under this Section 5(a).

(b) Voluntary Termination by Executive. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than thirty (30) days’ written notice to the Corporation, voluntarily terminate employment for any reason (including retirement under the terms of the PRA as in effect from time to time), provided that any termination by the

Executive pursuant to Section 5(d) on account of Constructive Termination shall not be treated as a voluntary termination under this Section 5(b).

(c) Termination by the Corporation. The Corporation at any time may terminate the Executive’s employment for Cause or without Cause.

(d) Constructive Termination. The Executive at any time may terminate her employment for Constructive Termination.

(e) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(c). For purposes of this Agreement, a “Notice of Termination” means a written notice given, in the case of a termination for Cause, within sixty (60) days of the presiding or lead director of the Board or the Chairman of the Audit Committee of the Board having actual knowledge of the event and sufficient details of the event and the impact thereof to know that such event could reasonably be the basis for a termination of the Executive for Cause under this Agreement, and in the case of a termination for Constructive Termination, within sixty (60) days of the Executive’s having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Constructive Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing her rights hereunder.

(f) Date of Termination. For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be and (ii) in all other cases, the actual date on which the Executive’s employment terminates. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

6. Obligations of the Corporation Upon Termination. Upon termination of the Executive’s employment with the Corporation, the Corporation shall have the following obligations:

(a) Death and Retirement. If the Executive’s employment is terminated by reason of the Executive’s death or on or after the attainment of age sixty-five (65), the Executive’s employment shall terminate without further obligations to the Executive’s legal representatives under this Agreement other than payment of the Accrued Obligations. Unless otherwise required by applicable law, all Accrued Obligations shall be paid to the Executive, her beneficiaries or her estate, as applicable. In the event of the retirement of the Executive, she and her family shall be entitled to benefits generally available upon retirement to other senior executives of the Corporation and their families. In the event of the Executive’s death, her family shall be entitled to receive benefits generally available to the surviving families of other senior executives of the Corporation.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive, the Executive’s spouse, and their eligible dependents will be entitled to the following payments and continuation of benefits:

(A) during the “Section 6(b) Continuation Period” (defined below), the Executive, the Executive’s spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall be eligible to continue to participate in the Corporation’s medical and dental plans, provided that they participated in such plans immediately prior to the Date of Termination and provided that the Executive pays to the Corporation, in equal, monthly installments over the course of the Section 6(b) Continuation Period, the full cost for such continued participation, and upon the expiration of such continued coverage, the Executive shall be entitled to elect to continue such coverage under COBRA or similar state law, as applicable, in accordance with the Corporation’s policy from time to time; and on the Payment Date, the Corporation will pay to the Executive a cash bonus equal to (1) the Corporation’s portion of the monthly cost (i.e., excluding the portion of the monthly cost paid generally by active employees) of the medical and dental coverage being provided by the Corporation to the Executive, the Executive’s spouse and their eligible dependents immediately prior to the Date of Termination, multiplied by (2) the number of months in the Section 6(b) Continuation Period;

(B) during the Section 6(b) Continuation Period, the Executive, the Executive’s spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall continue to participate in the Corporation’s group life and accidental death insurance plans; and

(C) on the Payment Date, the Corporation will pay to the Executive a cash bonus equal to (1) the Corporation’s monthly cost of the travel accident insurance being provided by the Corporation to the Executive, the Executive’s spouse and their eligible dependents immediately prior to the Date of Termination, multiplied by (2) the number of months in the Section 6(b) Continuation Period;

provided that (I) any such benefit provided by the Corporation in any year will not be affected by the amount of any such benefit provided by the Corporation in any other year, subject to any maximum benefit limitations under the terms of the applicable health plan, and (II) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit. Further, to the extent any of the above benefits are subject to Section 409A, the provision of such benefit will be subject to Section 6(i) below.

The Executive shall also be paid all Accrued Obligations. Thereafter, the Corporation shall have no further obligations to the Executive under this Agreement.

For purposes of this Section 6(b), the “Section 6(b) Continuation Period” is (x) the 24-month period immediately following the Date of Termination, or (y) if the Date of Termination occurs within three years after a Change of Control Date, the period of time immediately following the Date of Termination and continuing until the earlier of the Executive’s 65th birthday or the third anniversary of the Change of Control Date, but in no event will such period be less than 24 months.

(c) Termination by the Corporation for Cause and Voluntary Termination by Executive. If the Executive’s employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Constructive Termination), the Corporation shall pay the Executive the Accrued Obligations. Thereafter, the Corporation shall have no further obligations to the Executive under this Agreement.

(d) Other Termination of Employment If Not Related to Change of Control or Potential Change of Control. If the Corporation (i) terminates the Executive’s employment other than for Cause or Disability, or the Executive terminates her employment for Constructive Termination, and (ii) the Date of Termination occurs during a period which is not during the pendency of a Potential Change of Control or the three year period commencing on a Change of Control Date, the Corporation shall, subject to Section 6(k), pay or provide to the Executive the following:

(A) Accrued Obligations

(B) Cash Payments.

(I) The Corporation shall pay to the Executive the following amounts:

(1) the lesser of (I) thirty-six (36) months of the Executive’s Base Salary at the rate in effect on the Date of Termination, and (II) the Executive’s Base Salary (at the same rate) through the end of the month in which the Executive attains age sixty-five (65) (the shorter period of (I) and (II), the “Severance Period”) which shall be paid as follows: (A) as salary continuation payments to the Executive at her monthly Base Salary rate (but not as an employee) paid monthly for a period of twenty-four (24) months (or such lesser period until the Executive attains age sixty five (65)) following the Date of Termination (the “Salary Continuation Period”), commencing on the Payment Date, provided that the first payment shall include any missed payments to the extent such missed payments would have been made between the Date of Termination and the Payment Date; and (B) an amount equal to the present value at the Date of Termination, discounted at the Interest Rate, of a monthly amount from the end of the Salary Continuation Period to the end of the Severance Period equal to the Executive’s Base Salary at the monthly rate in effect on the Date of Termination, which shall be paid in a lump sum on the Payment Date; and

(2) an amount equal to the Executive’s target annual bonus for the year of termination paid in a lump sum in cash on the Payment Date.

(II) If the Date of Termination is on or after August 1st of the year of termination, the Corporation shall pay to the Executive a prorated bonus based on earned salary for that year (not to exceed the Executive’s target bonus award for such year and, if the Executive’s bonus is subject to the discretion of the Board, in the discretion of the Board), payable in a lump sum in cash during the calendar year following the calendar year in which the Date of Termination occurs at such time during the year that such bonus would have been paid to her if she had continued to work, except to the extent that Section 6(i) below requires a later payment date.

(C) Benefit Continuation. The Executive, the Executive’s spouse, and their eligible dependents will be entitled to the following payments and continuation of benefits:

(1) during the “Section 6(d) Continuation Period” (defined below), the Executive, the Executive’s spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall continue to be eligible to participate in the Corporation’s medical and dental plans, provided that they participated in such plans immediately prior to the Date of Termination and provided that the Executive pays to the Corporation, in equal, monthly installments over the course of the Section 6(d) Continuation Period, the full cost for such continued participation, and upon the expiration of such continued coverage, the Executive shall be entitled to elect to continue such coverage under COBRA or similar state law, as applicable, in accordance with the Corporation’s policy from time to time; and on the Payment Date, the Corporation will pay to the Executive a cash bonus equal to (I) the Corporation’s portion of the monthly cost (i.e., excluding the portion of the monthly cost paid generally by active employees) of the medical and dental coverage being provided by the Corporation to the Executive, the Executive’s spouse and their eligible dependents immediately prior to the Date of Termination, multiplied by (II) the number of months in the Section 6(d) Continuation Period;

(2) during the Section 6(d) Continuation Period, the Executive, the Executive’s spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall continue to participate in the Corporation’s group life and accidental death insurance plans; and

(3) on the Payment Date, the Corporation will pay to the Executive a cash bonus equal to (I) the Corporation’s monthly cost of the disability coverage and travel accident insurance being provided by the Corporation to the Executive, the Executive’s spouse and their eligible dependents immediately prior to the Date of Termination, multiplied by (II) the number of months in the Section 6(d) Continuation Period;

provided that (i) any such benefit provided by the Corporation in any year will not be affected by the amount of any such benefit provided by the Corporation in any other year, subject to any maximum benefit limitations under the terms of the applicable health plan, and (ii) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit. Further, to the extent any of the above benefits are subject to Section 409A, the provision of such benefit will be subject to Section 6(i) below.

For purposes of this Section 6(d), the “Section 6(d) Continuation Period” is the 24-month period immediately following the Date of Termination.

(e) Other Termination of Employment Occurring Within Three Years Following Change of Control. If the Corporation (i) terminates the Executive’s employment other than for Cause or Disability, or the Executive terminates her employment for Constructive Termination and (ii) the Date of Termination occurs during the three year period commencing on the Change of Control Date, the Corporation shall, subject to Section 6(k), pay or provide the Executive the following:

(A) Accrued Obligations

(B) Cash Payment. The Corporation shall pay to the Executive the following amounts:

(1) subject to the proviso in (2) below, salary continuation payments to the Executive (but not as an employee) at the greater of her monthly Base Salary rate in effect as of the date when the Notice of Termination was given or the Change of Control Date, paid monthly for the Salary Continuation Period commencing on the Payment Date, provided that the first payment shall include any missed payments to the extent such missed payments would have been made between the Date of Termination and the Payment Date;

(2) a lump sum cash payment on the Payment Date equal to the sum of the following:

(I) three (3) times the Executive’s annual Base Salary rate at the greater of the rate in effect as of the date when the Notice of Termination was given or the Change of Control Date less the present value, discounted at the Interest Rate, on the Date of Termination of the amounts payable pursuant to clause (1) above; and

(II) three (3) times the greater of the (x) Annual Bonus earned by or awarded to the Executive for the last fiscal year of the Corporation ending prior to the Change of Control Date or (y) Annual Bonus earned by or awarded to the Executive for the fiscal year of the Corporation which includes the Change of Control Date; and

(III) three (3) times the present value,

calculated using the Interest Rate, of (without duplication) the annualized value of the fringe benefits described under Section 4(e) of this Agreement,

provided, however, that in no event shall the Executive be entitled to receive under this clause (2) and clause (B)(1) above more than the greater of (I) the product obtained by multiplying the amount determined as hereinabove provided in clause (B)(1) and this clause (2) by a fraction, the numerator of which shall be the number of months (including fractions of a month) which at the Date of Termination remain until the Executive attains age sixty-five (65) or, if earlier, the third anniversary of the Change of Control Date, and the denominator of which shall be thirty-six (36) and (II) an amount equal to the cash payment that would have been payable under Section 6(d)(B) hereof had the Change of Control not occurred. Any reduction shall be first from the lump sum payment in this clause (2) and then from clause (B)(1) in reverse order.

(3) a cash amount on the Payment Date equal to the difference between (I) the sum of the maximum payments the Executive would have received for all cash awards (or other similar rights) outstanding at the Date of Termination and granted to the Executive under any long-term incentive compensation or performance plan of the Corporation if she had continued in the employ of the Corporation through the earlier to occur of the third anniversary of the Change of Control Date or the Executive’s 65th birthday and the Corporation had met its maximum performance goals under each such award and the maximum amount payable under each such award was paid and (II) any amounts actually paid or to be paid under any such plan with respect to such awards.

(C) Other Benefit Continuation. The Executive, the Executive’s spouse, and their eligible dependents will be entitled to the following payments and continuation of benefits:

(1) during the “Section 6(e) Continuation Period” (defined below), the Executive, the Executive’s spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall continue to be eligible to participate in the Corporation’s medical and dental plans, provided that they participated in such plans immediately prior to the Date of Termination and provided that the Executive pays to the Corporation, in equal, monthly installments over the course of the Section 6(e) Continuation Period, the full cost for such continued participation, and upon the expiration of such continued coverage, the Executive shall be entitled to elect to continue such coverage under COBRA or similar state law, as applicable, in accordance with the Corporation’s policy from time to time; and on the Payment Date, the Corporation will pay to the Executive a cash bonus equal to (I) the Corporation’s portion of the monthly cost (i.e., excluding the portion of the monthly cost paid generally by active employees) of the medical and dental coverage being provided by the Corporation to the Executive, the Executive’s spouse and their eligible dependents immediately prior to the Date of Termination, multiplied by (II) thirty-six (36);

(2) during the Section 6(e) Continuation Period, the Executive, the Executive’s spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall continue to participate in the Corporation’s group life and accidental death insurance plans; and

(3) on the Payment Date, the Corporation will pay to the Executive a cash bonus equal to (I) the Corporation’s monthly cost of the disability coverage and travel accident insurance being provided by the Corporation to the Executive, the Executive’s spouse and their eligible dependents immediately prior to the Date of Termination, multiplied by (II) thirty-six (36);

provided that (i) any such benefit provided by the Corporation in any year will not be affected by the amount of any such benefit provided by the Corporation in any other year, subject to any maximum benefit limitations under the terms of the applicable health plan, and (ii) under no circumstances will the Executive be permitted to liquidate or exchange any such benefit for cash or any other benefit. Further, to the extent any of the above benefits are subject to Section 409A, the provision of such benefit will be subject to Section 6(i) below.

For purposes of this Section 6(e), the “Section 6(e) Continuation Period” is the 24-month period immediately following the Date of Termination or, if greater, the period beginning immediately following the Date of Termination and continuing until the third anniversary of the Change of Control Date.

(D) Additional Retirement Benefits. The Corporation shall pay to the Executive a cash amount equal to the present value, calculated for the retiree medical and life benefits under FASB Statement No. 106, and calculated for the additional retirement benefits under the SERP using the actuarial assumptions set forth in the PRA, of the difference between:

(1) the present value of the retirement benefits (including, without limitation, any pension, retiree life, or retiree medical benefits) that would have been payable or available to the Executive under the PRA, under the SERP (as set forth in Section 6(g) below), and under any other supplemental retirement, life (other than the SLIP) or medical plan or arrangement, whether or not qualified, maintained by the Corporation or an Affiliated Company based on the age and service the Executive would have attained or completed had the Executive continued in the Corporation’s employ until the earlier of the expiration of the third anniversary of the Change of Control Date or the Executive’s 65th birthday, determined using, where compensation is a relevant factor, her pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a Constructive Termination), with such present value being calculated using the assumptions noted above; and

(2) the present value of the retirement benefits (including, without limitation, any pension, retiree life, or retiree medical benefits) that are payable or available to the Executive under the PRA, under the SERP (as set forth in Section 6(g) below), and under any other supplemental retirement, life (other than the SLIP) or medical plan or arrangement, whether or not qualified, maintained by the Corporation or an Affiliated Company based on the age and service the Executive has attained or completed as of the Executive’s Date of Termination determined using, where compensation is a relevant factor, her pensionable compensation at the Date of Termination (or, if greater, at the rate in effect on the date on which occurred an event giving rise to a Constructive Termination), with such present value being calculated using the assumptions noted above.

The incremental retirement benefits which would have become payable under such plans include, without limitation, the additional benefits attributable to such additional service which would have been rendered during such period and the benefits which would have vested under such plans as a result of such service, but which were otherwise forfeited.

The amount payable under this Section 6(e)(D) shall be paid to the Executive at the same times and in the same form that her Supplemental Retirement Allowance under the SERP is paid to her, including, without limitation, pursuant to Section 6(g) below (including the provision for interest accrual between the Date of Termination and the SERP Payment Month) and Section 6.2(b) of the SERP.

(f) Other Termination of Employment Occurring During Pendency of Potential Change of Control. If the Corporation (i) terminates the Executive’s employment other than for Cause or Disability, or the Executive terminates her employment for Constructive Termination and (ii) the Date of Termination occurs during the pendency of a Potential Change of Control, the Executive shall be entitled to the payments and benefits set forth in Section 6(d) hereof. In addition, in the event that a Change of Control occurs before the expiration of the pendency of the Potential Change of Control during which the Date of Termination occurred, the Executive shall also be entitled to such additional cash payments as would have been made under Section 6(e) hereof as if the Date of Termination had occurred immediately on the Change of Control Date, in excess of the amount of the cash payment made or to be made to the Executive under Section 6(d) hereof, but only if the Change of Control satisfies the definition of “change in control event” set forth in Final Treasury Regulation § 1.409A-3(i)(5). Any such additional cash payment will be made upon the later of (I) the day after the six-month anniversary of the Date of Termination and (II) the Change of Control Date (the “Section 6(f) Payment Date”). In addition, in the event that a Change of Control occurs during the pendency of the Potential Change of Control during which the Date of Termination occurred and such Change of Control satisfies the definition of “change in control event” set forth in Final Treasury Regulation § 1.409A-3(i)(5), the Executive shall also be entitled to (w) continued treatment of the medical and dental benefit for the Section 6(e) Continuation Period in lieu of such continued treatment for the Section 6(d) Continuation Period, (x) a payment on the Section 6(f) Payment Date equal to the excess of the amount of the payment under Section 6(e)(C)(1) over the amount of the payment under Section 6(d)(C)(1), (y) continued group life and accidental death insurance coverage for the Section 6(e) Continuation Period in lieu of such continued coverage for the Section 6(d) Continuation Period, and (z) a payment on the Section 6(f) Payment Date equal to the excess of the amount of the payment under Section 6(e)(C)(3) over the amount of the payment under Section 6(d)(C)(3).

(g) Payment of SERP Benefit. Capitalized terms used in this Section 6(g) but not defined herein shall have the meaning set forth in the SERP.

(A) Benefits Paid Beginning in 2008. In the event that the Executive’s retirement benefits under the SERP or the BRP become payable to the Executive (or to her beneficiary in the event of her death) in 2008, then such benefits will be paid in accordance with the terms of the existing SERP or BRP, as applicable, including any payment elections previously made by the Executive, subject to any changes to the payment rules under such plans that are implemented in order that the payment of the SERP or BRP benefits will not violate Section 409A.

(B) Benefits Paid Beginning in 2009 or Later. In the event that the Executive’s retirement benefits under the SERP become payable to the Executive (or to her beneficiary in the event of her death) at any time after 2008, then the following provisions will control the payment and calculation of those benefits:

(1) Supplemental Retirement Allowance. Subject to the terms of this Section 6(g)(B)(1) and provided that the Date of Termination occurs on or after December 1, 2018, the Executive’s Supplemental Retirement Allowance (SERP retirement benefits) will be calculated as follows:

(I) 2% of the Executive’s Average Final Compensation (determined as of the Date of Termination) multiplied by the Executive’s Creditable Service up to twenty-five (25) years; plus

(II) 1% of the Executive’s Average Final Compensation (determined as of the Date of Termination) multiplied by the Executive’s Creditable Service in excess of twenty-five years (but not to exceed thirty-five (35) years); minus

(III) the Actuarial Equivalent of the benefit that would be payable to the Executive as a single life annuity under the PRA on the Date of Termination, as if the Executive elected to receive her benefit at such time in such form, regardless of whether the Executive actually elects to begin payment of her benefits under the PRA on the Date of Termination and regardless of the form of payment the Executive actually elects under the PRA.

The Supplemental Retirement Allowance will be paid beginning the seventh month after the month in which the Date of Termination occurs (the “SERP Payment Month”). The Supplemental Retirement Allowance will be paid as follows: (A) 80% of the benefit as a lump-sum benefit will be paid during the SERP Payment Month; and (B) 20% of the benefit in five (5) equal annual installments beginning during the SERP Payment Month with each following installment to be paid on the next four anniversaries of the Date of Termination. Notwithstanding Section 6(i) below, the portion of the Supplemental Retirement Allowance to be paid under clause (A) of the preceding sentence, and the portion of the Supplemental Retirement Allowance to be paid under clause (B) of the preceding sentence during the SERP Payment Month, will accrue interest between the Date of Termination and the SERP Payment Month in accordance with the last sentence of Section 4.3 of the SERP.

If the Date of Termination occurs on or after October 1, 2013 (or, if the Executive becomes entitled to severance benefits under Section 6(d) above, on or after October 1, 2011), but before December 1, 2018, then the amount of the Supplemental Retirement Allowance will be calculated as set forth in clauses (I), (II), and (III) above, but will be reduced in accordance with Section 4.2(c) of the SERP as a result of the Executive’s early retirement. Notwithstanding the prior sentence, if the Date of Termination occurs on or after October 1, 2016, but before December 1, 2018, and the Retirement Board in its sole and absolute discretion determines that the Executive retired due to a hardship, then the Executive’s Supplemental Retirement Allowance will not be reduced in accordance with the prior sentence.

If the Date of Termination occurs before October 1, 2013 (but if the Executive becomes entitled to severance benefits under Section 6(d) above, before October 1, 2011), then, in lieu of the above payment formula, the Executive’s Supplemental Retirement Allowance will be equal to the benefit she would have received under the BRP on such date had she been eligible for the BRP, in accordance with the benefit calculation terms of the BRP on her Date of Termination. The Supplemental Retirement Allowance in such circumstances will continue to be paid beginning in the SERP Payment Month and will continue to be paid as follows: (A) 80% of the benefit as a lump-sum benefit will be paid during the SERP Payment Month; and (B) 20% of the benefit in five (5) equal annual installments beginning during the SERP Payment Month with each following installment to be paid on the next four anniversaries of the Date of Termination. Notwithstanding Section 6(i) below, the portion of the Supplemental Retirement Allowance to be paid under clause (A) of the preceding sentence, and the portion of the Supplemental Retirement Allowance to be paid under clause (B) of the preceding sentence during the SERP Payment Month, will accrue interest between the Date of Termination and the SERP Payment Month in accordance with the last sentence of Section 4.3 of the SERP

For purposes of determining the Supplemental Retirement Allowance (but not the BRP benefit as provided in the immediately preceding paragraph) under this Section 6(g)(B)(1), the Executive’s Creditable Service will be increased by two (2) years if the Executive becomes entitled to severance benefits under Section 6(d) above. In such event, the Supplemental Retirement Allowance shall be calculated at the end of the additional two (2) year period based on the Executive’s age at the end of the additional two (2) year period and discounted back to the SERP Payment Month using the interest rate on 30-year Treasury securities for the month of November of the prior calendar year (but not less than 5%). The Supplemental Retirement Allowance described in this Section 6(g)(B)(1) overrides the provisions of the SERP where there is a conflict.

(2) Beneficiary Allowance. In the event that the Executive should die while actively employed with the Corporation, then the Executive’s Beneficiary will receive a Beneficiary Allowance (SERP death benefit) in the later of October 2013 or the first month following the Executive’s death (the “Death Benefit Payment Month”). In such case, the Beneficiary Allowance will be paid to the Executive’s Beneficiary, and the Beneficiary will receive a Beneficiary Allowance in the same form and at the same time as if the Executive were to begin to receive her Supplemental Retirement Allowance during the Death Benefit Payment Month. The amount of the Beneficiary’s Allowance will be determined in accordance with Section 5.1(b) of the SERP. If the Executive dies after the Date of Termination, then no Beneficiary Allowance will be payable (although the Supplemental Retirement Allowance will continue to be paid in accordance with its terms).

Unless the Executive elects in writing otherwise prior to her death, her Beneficiary is deemed to be her spouse. In the event that the Executive elects for a trust or her estate to be her Beneficiary, then the Beneficiary Allowance will be determined as if the Beneficiary (her trust or estate) were five (5) years younger than her on the date of her death. The Beneficiary Allowance described in this Section 6(g)(B)(2) overrides the provisions of the SERP where there is a conflict.

(3) Dependent Children Allowance. In the event that the Executive should die while actively employed with the Corporation, each “Dependent Child” at the time of the Executive’s death, for up to four (4) such children, will receive an annual Dependent Child Allowance (the SERP dependent child death benefit) beginning in the first month following the Executive’s death. This Dependent Child Allowance will continue to be paid to each such Dependent Child on each anniversary of the initial payment date as long as such child remains a “Dependent Child” on the subsequent payment date. After the date of the Executive’s death, no individual can become a “Dependent Child.” The Dependent Child Allowance will be paid in addition to the death benefit described under Section 6(g)(B)(2) above. If the Executive dies after the Date of Termination, then no Dependent Child Allowance will be payable.

A “Dependent Child” is a child of the Executive or her Domestic Partner that is unmarried and either: (I) has not attained age 21 at the time of the Executive’s death; or (II) is Incapacitated and has not attained age 25 at the time of the Executive’s death. A “Dependent Child” under clause (I) of the preceding sentence shall no longer be a “Dependent Child” upon getting married or attaining age 21, and a “Dependent Child” under clause (II) of the preceding sentence shall no longer be a “Dependent Child” upon getting married or attaining age 25, in either case whichever is earlier. “Incapacitated” is defined in accordance with a child’s eligibility for federal SSI benefits and means that the Executive’s child has a physical or mental condition(s) on the date of the Executive’s death that began prior to the child’s attainment of age 19, that very seriously limits his or her activities, and that has lasted or can be expected to last for at least one year or to result in his or her death. A “child” for these purposes is a child born to or legally adopted by the Executive or the Executive’s Domestic Partner, or a child who became a stepchild of the Executive, in each instance living with the Executive or the Executive’s Domestic Partner in a normal parent-child relationship prior to the date of the Executive’s death (or, in the case of any stepchild, on the date of the Executive’s death).

The amount of the annual Dependent Child Allowance is equal to ten percent (10%) of the annual Beneficiary’s Allowance, determined as if such Beneficiary’s Allowance were payable as a single life annuity beginning as of the date of the Executive’s death. For purposes of this paragraph, the amount of the annual Beneficiary’s Allowance will be calculated in accordance with the provisions of Sections 5.2(a), 5.2(b), 5.2(c), and 5.2(d) of the SERP which provide, inter alia, that the Executive’s spouse or Domestic Partner will be deemed to be her Beneficiary for this purpose and which increase the amount of the annual Beneficiary’s Allowance to account for certain death benefits that are payable on the life of the Executive under the “Retirement Plan” and any “Other Plan” (as those terms are defined in the SERP).

If there are more than four Dependent Children, the total amount otherwise payable to the four Dependent Children shall be divided equally among all Dependent Children at the time such payment is made. When a child ceases to be a Dependent Child, the total allowance then payable will be reallocated among the remaining Dependent Children to the extent applicable; provided that no Dependent Child shall be entitled to an allowance in excess of the benefit set forth above.

The Dependent Child Allowance described in this Section 6(g)(B)(3) overrides the provisions of the SERP where there is a conflict.

(4) Forfeiture of SERP Benefits. For the avoidance of doubt, payment, including continued payment if applicable, of any SERP benefit to or on behalf of the Executive is subject to the forfeiture provisions contained in Sections 8.5 and 8.6 of the SERP.

(C) In order to comply with Section 409A and avoid unfavorable tax treatment, this Agreement makes certain changes to the SERP and, for purposes of Section 409A compliance, this Agreement will be deemed to have amended any non-conforming provisions of the SERP. This Section 6(g) is an “Individual Agreement” under the SERP. To the extent that the provisions of the SERP and the related rabbi trust agreement are inconsistent with the terms of this Agreement, the terms of this Agreement will control. By signing this Agreement, the Executive (1) consents to the amendments to the SERP contained in this Agreement, (2) consents to the amendments made to the SERP as it was amended and restated effective January 1, 2009, (3) consents to the amendments made to the related rabbi trust agreement, which amendments are effective January 1, 2009, and (4) waives any rights to benefits that she otherwise may have under Section 10 of the SERP (as the SERP was in effect prior to it being amended and restated

as of January 1, 2009) as a result of such amendments. By virtue of receiving benefits under the SERP and this Section 6(g), the Executive will not be entitled to any retirement benefit under the BRP and hereby waives any right that she may otherwise have to a benefit under the BRP (except to the extent that the Date of Termination occurs in 2008). By way of clarification, if the Date of Termination occurs before October 1, 2013 (but if the Executive becomes entitled to severance benefits under Section 6(d) above, before October 1, 2011), the amount of the Supplemental Retirement Allowance to be paid to the Executive under the SERP will be determined using the formula set forth in the BRP, although the time and form of the Supplemental Retirement Allowance will continue to be determined in accordance with this Section 6(g) and the SERP.

(h) Payment of SLIP Benefit. The Executive will participate in the SLIP while she is actively employed by the Corporation, and, if she is receiving benefits under Section 6(d) above, for the Section 6(d) Continuation Period. The Executive’s SLIP benefit will be paid on her behalf if she dies while she is actively employed by the Corporation, or, if she is receiving benefits under Section 6(d) above, during the Section 6(d) Continuation Period. In all other circumstances, no SLIP benefit will be payable. The amount of the Executive’s SLIP benefit is set forth in Section 4(c) above and, if payable, will be paid to her beneficiary named under the SLIP.

(i) Six-Month Wait Under Section 409A. To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) upon a “separation from service” (as defined in Section 409A), including any amount payable or benefit to be provided under this Section 6, and to the extent that the Executive is deemed to be a “specified employee” (as that term is defined in Section 409A and pursuant to procedures established by the Corporation) on the “separation from service” date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit provision will not be made to the Executive during the six-month period immediately following her “separation from service” date. Instead, on the first day of the seventh month following such “separation from service” date, all amounts that otherwise would have been paid or provided to the Executive during that six-month period, but were not paid or provided because of this Section 6(i), will be paid or provided to the Executive at such time, with any cash payment to be made in a single lump sum (and, except as otherwise provided in Sections 6(e)(D) and 6(g) above, without any interest with respect to that six-month period). This six-month delay will cease to be applicable if the Executive “separates from service” due to death or if she dies before the six-month period has elapsed.

(j) Discharge of Corporation’s Obligations. Subject to the performance of its obligations under Sections 6, 7, 8 and 11, the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive as provided for Constructive Termination or by the Corporation other than for Cause or Disability.

(k) Release. All amounts payable and benefits provided pursuant to Sections 6(d), (e) or (f), other than Accrued Obligations, shall only be payable if the Executive delivers the Release to the Corporation (and it is no longer subject to revocation) within sixty (60) days after the Date of Termination. The Release shall be a general release of all claims in the form generally then used by the Company for executives, which shall be delivered to the Executive by the Company within seven (7) days after the Date of Termination; provided that the Executive shall not release the Company of any obligations to indemnify the Executive or cover the Executive under the Company’s director and officer liability insurance policy.

(l) Notwithstanding salary continuation payments hereunder resulting from a Constructive Termination, such payments shall not be considered salary continuation periods or severance periods under the Corporation’s post-employment equity vesting and exercise policies unless otherwise specifically provided in a grant or other agreement between the parties.

7. Cash-Out of Stock Options and Restricted Stock.

(a) In General. The Executive shall be entitled to receive a cash out of all of her outstanding restricted stock, stock option and other equity based awards upon a Change of Control in accordance with and to the extent permitted by the terms of the Corporation’s plans under which such awards were granted, but only to the extent that cashing out any such award upon a Change of Control will not violate Section 409A. To the extent that such awards are not cashed out pursuant to the terms of such plans, they shall become fully vested as of the Change of Control Date.

(b) Effect of Termination During Pendency of a Potential Change of Control. If (i) the Executive is terminated during the pendency of a Potential Change of Control under circumstances giving rise to payments pursuant to Section 6(f) hereof, (ii) such termination results in a forfeiture of any of the Executive’s restricted stock, options or other equity based awards under any of the Corporation’s plans, and (iii) prior to the expiration of the pendency of that Potential Change of Control, a Change of Control occurs, the Executive shall thereupon be entitled to a cash payment equal to the amount the Executive would had received under such plans with respect to such restricted stock, options and other equity based awards as if she had remained in the Corporation’s employ until the Change of Control Date, provided that such Change of Control satisfies the definition of “change in control event” set forth in Final Treasury Regulation § 1.409A-3(i)(5). Such cash payment shall be made at the same time and in the same manner as payment would have been made under the applicable plans had the Executive remained in the Corporation’s employ until the Change of Control Date.

8. Certain Further Payments by the Corporation.

(a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Corporation or any Affiliated Company, whether pursuant to this Agreement or otherwise (collectively, the “Covered Payments”), is or becomes subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Corporation shall pay to the Executive, at the time specified in Section 8(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive’s adjusted gross income and the Executive’s marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

(b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax unless, and except to the extent that, in the opinion of the Corporation’s independent certified public accountants, which, in the case of Covered Payments made after the Change of Control Date, shall be the Corporation’s independent certified public accountants appointed prior to the Change of Control Date, or tax counsel selected by such accountants (the “Accountants”), such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount”, or such “parachute payments” are otherwise not subject to such Excise Tax, and

(ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

(i) to pay federal income taxes at her applicable marginal rate of federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made,

(ii) to pay any applicable state and local income taxes at her applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income), and

(iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Executive’s adjusted gross income.

(d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, then the Executive shall repay to the Corporation, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive’s behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Corporation has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Corporation shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion.

In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Corporation shall make an additional Tax Reimbursement Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined, but in no event later than the end of the calendar year following the year in which the Executive pays the related Excise Tax under this Section 8.

(e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive within ten (10) business days following the payment of the Covered Payment, subject to Section 6(i) above. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Corporation shall pay to the Executive an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment, subject to Section 6(i) above. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 8(d) above. Without detracting from any earlier payment date required by this Section 8, any Tax Reimbursement Payment or other gross-up payment under this Section 8 will be made to the Executive no later than the end of the calendar year following the year in which the Executive pays the related Excise Tax under this Section 8.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Corporation or any Affiliated Companies, including, but not limited to, stock option or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program. Notwithstanding the foregoing, the Executive will not participate in any severance plan maintained by the Corporation or any Affiliated Company.

10. Full Settlement. Except as provided in Section 12(b), the Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which she would have been entitled to receive at such date had she terminated her employment voluntarily at such date under this Agreement.

11. Legal Fees and Expenses. In the event that a claim for payments or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim, provided that the Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement. Any amount payable by the Corporation pursuant to this Section 11 will be paid as follows: (a) if the disputed claim has not been resolved (whether via litigation, arbitration, or settlement) by the end of any calendar year subsequent to the time that a claim for payment has been disputed, then the Corporation shall reimburse the Executive by no later than December 31 of the following calendar year for all reasonable attorney fees and expenses incurred by the Executive during such calendar year in pursuing such claim, provided that the Executive will be required to repay such amounts promptly to the Corporation upon the resolution of such disputed claim unless she is successful as to at least part of the disputed claim; and (b) upon resolution of the disputed claim (whether via litigation, arbitration, or settlement), the Corporation shall reimburse the Executive by no later than December 31 of the calendar year following the year in which such resolution occurs for all reasonable attorney fees and expenses incurred by the Executive in pursuing such claim during the calendar year in which such resolution occurs, but only if the Executive has been successful as to at least part of the disputed claim. Notwithstanding the foregoing, in no event will the Executive be reimbursed for any fees or expenses under clauses (a) and (b) of the immediately prior sentence later than sixty (60) days after the disputed claim has been resolved. The reimbursement right set forth in this Section 11 shall be limited to fees and expenses incurred during the Executive’s employment with the Corporation and during the ten-year period immediately thereafter. Any amount paid by the Corporation in any year under this Section 11 will not be affected by the amount of any payment made by the Corporation pursuant to this Section 11 in any other year, and under no circumstances will the Executive by permitted to liquidate or exchange the benefit afforded her in this Section 11 for cash or any other benefit. This benefit is subject to the limitations set forth in Section 6(i) above.

12. Confidential Information and Noncompetition.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data, including without limitation all trade secrets, relating to the Corporation or any Affiliated Companies, and their respective businesses, (i) obtained by the Executive during her employment by the Corporation or any of its Affiliated Companies and (ii) which is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 12(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b) Upon termination of the Executive’s employment for any reason whatsoever prior to a Change of Control, the Executive shall not, without the prior written consent of the Corporation, during the two-year period following the Date of Termination (i) accept employment or enter into a consulting or advisory arrangement with Amway Corporation, Sara Lee Corporation, Premark International, Inc., Mary Kay Cosmetics, Inc., or any of their affiliates; or (ii) directly solicit or aid in the direct solicitation of any employees of the Corporation or an Affiliated Company to leave their employment. In the event the Executive violates the terms of this Section 12(b), all benefit continuation coverage that the Executive and/or her family members are then receiving pursuant to the terms of Section 6(d) shall cease and the Executive will be required to repay to the Corporation promptly a pro-rata portion (calculated on a straight-line basis by dividing the number of months remaining in the Section 6(d) Continuation Period at the time the Executive violates the terms of this Section 12(b) by twenty-four (24)) of any cash payment made to her under Sections 6(d)(C)(1) or 6(d)(C)(3). Also, in the event that this Section 12(b) is determined to be unenforceable in part, it shall be construed to be enforceable to the maximum extent permitted by law.

13. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

14. Miscellaneous.

(a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

(b) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at her home address as set forth in the records of the Corporation from time to time;

If to the Corporation:	Avon Products, Inc. 1345 Avenue of the Americas New York, New York 10105-0196
Attention: Secretary;

(with a copy to the attention of the General Counsel) or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(g) Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties regarding the terms and conditions governing the Executive’s employment with the Corporation, and all prior agreements governing the Executive’s employment with the Corporation shall have no further effect (including, without limitation, the Existing Agreement); provided, however, that except as specifically provided herein, the terms of this Agreement do not supersede the terms of any grant or award to the Executive under the 2000 Stock Incentive Plan, 2005 Stock Incentive Plan, Executive Incentive Plan, SERP, SLIP, BRP, and any other similar or successor plan or program, or the terms of any agreement by the Executive to assign to the Corporation or any of its Affiliated Companies any rights that she may have in patents, trademarks, copyrights and any other intellectual property.

(h) Additional Section 409A Provisions. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation. Also, if under this Agreement an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

15. Definitions.

(a) “Accountants” shall have the meaning set forth in Section 8(b).

(b) “Accrued Obligations” shall mean the following amounts, which shall be paid as provided below: (i) the Executive’s full Base Salary through the Date of Termination, which shall be paid within thirty (30) days of the Date of Termination; (ii) in the case of death or retirement, the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Corporation and a fraction, the numerator of which is the number of days in the current fiscal year of the Corporation through the Date of Termination, and the denominator of which is 365, which shall be paid, in the case of death, within thirty (30) days of the Date of Termination, and, in the case of retirement, during the calendar year following the calendar year in which the Date of Termination occurs at such time during the year that such bonus would have been paid to her if she had continued to work, subject to Section 6(i) above; (iii) any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Corporation and any accrued vacation pay for the current year not yet paid by the Corporation, which shall be paid in accordance with the terms of the applicable plans or policy; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable employee benefit plans or policies of the Corporation, which shall be paid in accordance with the terms of the applicable plans or policies; and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Corporation described in Section 4(e).

(c) “Affiliated Company” shall mean any company controlling, controlled by or under common control with the Corporation.

(d) “Annual Bonus” shall have the meaning set forth in Section 4(b).

(e) “Base Salary” shall have the meaning set forth in Section 4(a).

(f) “Board” shall mean the Board of Directors of the Corporation.

(g) “BRP” shall mean the Benefit Restoration Pension Plan of Avon Products, Inc., as amended from time to time.

(h) “Cause” shall mean (i) an act or acts of dishonesty or gross misconduct on the Executive’s part which result or are intended to result in material damage to the Corporation’s business or reputation or (ii) repeated material violations by the Executive of her obligations under Section 3 of this Agreement which violations are demonstrably willful and deliberate on the Executive’s part and which result in material damage to the Corporation’s business or reputation and as to which material violations the Board has notified the Executive in writing.

(i) A “Change of Control” means:

(A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such person to own 20% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this Subsection (A), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Subsection (C) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Corporation, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Corporation Voting Securities; or

(B) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) the approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in her capacity as Executive (or as a director of the Corporation or a Subsidiary, where applicable) or (ii) if prior to what otherwise would have been a Change of Control Date, the Executive is demoted below the position described in Section 3(a) hereof and the Board provides written notification to the Executive, no later than thirty (30) days thereafter, that a Change of Control will not be deemed to occur with respect to the Executive.

(j) “Change of Control Date” shall mean the date on which a Change of Control shall be deemed to have occurred.

(k) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m) “Constructive Termination” shall mean any of the following:

(A) Reduction in Base Salary.

(B) Reduction in annual target bonus opportunity (excluding annual reductions of up to 10% that apply to all officers of the Corporation).

(C) A change of more than twenty-five (25) miles in the office or location where the Executive is based.

(D) (1) In General. With respect to any period not within the three year period following a Change of Control Date and not during the pendency of a

Potential Change of Control, a demotion to a position below that of Chief Executive Officer.

(2) Change of Control. With respect to any period during the pendency of a Potential Change of Control and the three year period following a Change of Control Date, unless with the express written consent of the Executive, (I) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 3(b) of this Agreement, or (II) any other substantial change in such position, including titles, authority or responsibilities, from those previously held by the Executive prior to the Potential Change of Control or Change of Control Date, as applicable. The Executive’s position, authority and responsibilities shall not be regarded as not commensurate with previous position, authority and responsibilities merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Corporation.

(E) (1) In General. With respect to any period not within the three year period following a Change of Control Date and not during the pendency of a Potential Change of Control, any material reduction in any of the benefits described in Sections 4(c) through 4(e) hereof (excluding, in each case, reductions that apply to all officers of the Corporation).

(2) Change of Control. With respect to any period during the pendency of a Potential Change of Control and the three year period following a Change of Control Date, any failure by the Corporation to comply with any of the provisions of Section 4 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive.

(F) Any failure of the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 13(b), provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation’s responsibilities under this Agreement during a period of ten (10) business days after receipt of such notice.

(n) “Covered Payments” shall have the meaning set forth in Section 8(a).

(o) “Date of Termination” shall have the meaning set forth in Section 5(f).

(p) “Disability” shall mean a disability which would entitle the Executive to receive full long-term disability benefits under the Corporation’s long-term disability plan on terms substantially similar to those of the long-term disability plan as in effect on the Effective Date.

(q) “Excise Tax” shall have the meaning set forth in Section 8(a).

(r) “Existing Agreement” shall have the meaning set forth in the first WHEREAS clause above.

(s) “Interest Rate” shall mean the interest rate payable on one year Treasury Bills in effect on the day that is thirty (30) business days (days other than Saturday, Sunday or legal holidays in the City of New York) prior to the Date of Termination.

(t) “Notice of Termination” shall have the meaning set forth in Section 5(f).

(u) “Payment Date” shall mean the sixtieth (60th) day after the Date of Termination, except to the extent that Section 6(i) requires a later payment date.

(v) “Potential Change of Control” shall be deemed to have occurred upon:

(A) the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) for 20% or more of the then outstanding shares of common stock or combined voting power of the Corporation’s then outstanding voting securities;

(B) the execution of an agreement by the Corporation, the consummation of which would result in the occurrence of a Change of Control;

(C) the public announcement by any person (including the Corporation) of an intention to take or to consider taking actions which if consummated would constitute a Change of Control other than through a contested election for directors of the Corporation; or

(D) the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, or a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

A Potential Change of Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change of Control until the earlier of the first anniversary thereof or the date the Board determines in good faith that such events will not result in the occurrence of a Change of Control. Notwithstanding the foregoing, no Potential Change of Control shall be deemed to have occurred for purposes of this Agreement (i) by reason of any actions or events in which the Executive participates in a capacity other than in her capacity as Executive (or as a director of the Corporation or a Subsidiary, as applicable) or (ii) if prior to occurrence of an event that would have given rise to a Potential Change of Control, the Executive is demoted below the position described in Section 3(a) hereof and the Board provides written notification to the Executive, no later than thirty (30) days thereafter, that a Potential Change of Control will not be deemed to occur with respect to the Executive.

(w) “PRA” shall mean the Avon Products, Inc. Personal Retirement Account Plan, as amended from time to time.

(x) “Qualified Plan” shall mean an employee benefit plan qualified (or which is intended to be qualified) under Section 401(a) of the Code.

(y) “Section 409A” shall have the meaning set forth in the second WHEREAS clause set forth above.

(z) “SERP” shall mean the Supplemental Executive Retirement Plan of Avon Products, Inc., amended and restated as of January 1, 2009, and as such plan is amended from time to time.

(aa) “SLIP” shall mean the Supplemental Life Plan of Avon Products, Inc., amended and restated as of January 1, 2009, and as such plan is amended from time to time.

(bb) “Subsidiary” shall mean any majority owned subsidiary of the Corporation.

(cc) “Tax Reimbursement Payment” shall have the meaning set forth in Section 8(a).

IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Corporation has caused this Agreement to be executed in its name on its behalf, all effective as of the day and year first above written.

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Kim K.W. Rucker
Title:	Senior Vice President and General Counsel

EXECUTIVE:

/s/ Andrea Jung
Andrea Jung